EXHIBIT 99.1

CORRECTING and REPLACING Tripath Reports Second Quarter Fiscal 2005 Financial Results

SAN JOSE, Calif.—(BUSINESS WIRE)—May 17, 2005—In BW6319 issued May 16, 2005: Second graph, second sentence of release dated May 16, 2005 should read: Net loss for the second quarter of fiscal 2005 was $1.78 million, or $(0.03) per share, based on 52.0 million weighted average shares outstanding — compared to a net loss in the previous quarter of $2.88 million, or $(0.06) per share, based on 48.3 million weighted average shares outstanding (sted Net loss for the second quarter of fiscal 2005 was $2.03 million, or $(0.04) per share...).

Also replace the financial tables due to multiple revisions.

The corrected release reads:

TRIPATH REPORTS SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

Tripath Technology Inc. (Nasdaq:TRPH—News), creators of Digital Power Processing (DPP®) technology and Class-T® advanced 1-bit digital audio amplifiers, today reported financial results for its second quarter of fiscal 2005 (ended March 31, 2005).

Net revenues for the second quarter of 2005 were $2.73 million, up $1.06 million or 63.0 percent from the $1.67 million in the previous quarter, and down $540 thousand or 16.7 percent when compared with $3.27 million in the corresponding prior year quarter. Net loss for the second quarter of fiscal 2005 was $1.78 million, or $(0.03) per share, based on 52.0 million weighted average shares outstanding — compared to a net loss in the previous quarter of $2.88 million, or $(0.06) per share, based on 48.3 million weighted average shares outstanding. Net loss for the corresponding prior year quarter was $2.08 million, or $(0.05) per share, based on 45.3 million weighted average shares outstanding.

“Despite the challenges we have faced over the last several months, we are encouraged by recent design wins, particularly those with Panasonic, Samsung and Sharp,” Said Dr. Adya Tripathi, Tripath’s Chairman, President and CEO. “Though we approach the short term with caution, in the long term we remain excited about our business,” he said.

Second Quarter Fiscal 2005 Conference Call

Tripath Technology Inc. announced today that it will hold its quarterly conference call to discuss its second quarter fiscal 2005 financial results and other related items on May 16, 2005 at 2:30 P.M. (Pacific Time).

Analysts and investors are invited to participate on the call by dialing 1-800-299-0433 (Domestic) and 617-801-9712 (International) and entering the participant pass code number 80165093. Individual investors may take advantage of a live web cast of the call available through the investor relations section of the Tripath website at www.tripath.com or via CCBN at http://www.my.ccbn.com. Investors can access the call via CCBN’s password-protected event management site, http://www.thomsonone.com.

The conference call replay will be available after 7:30 P.M. (Pacific Time) on May 16, 2005. The replay number is 1-888-286-8010 (Domestic) and 617-801-6888 (International). The replay participant pass code will be 66567678. Additionally, the web cast replay of the call will be available on the investor relations section of the Tripath’s website at www.tripath.com.

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement:

Certain statements in this release concerning Tripath’s future financial and operating results, demand for Tripath products, the schedule of product orders from design wins, the benefits and quarterly results of our products, the impact of our short-term, market focused projects, availability of future product offerings, and Tripath’s competitive position are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Tripath’s ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials and our ability to develop competitive products. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath’s products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products including, but not limited to the recently announced low cost “Godzilla” products, which are based on new design architecture. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition new products, including the new “Godzilla” based products and technologies to volume production in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath’s United States Securities and Exchange Commission filings, in particular, Tripath’s annual report on Form 10-K and 10-K/T and quarterly reports on Form 10-Q. Tripath assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements Follow:

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31 2005	September 30 2004
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$5,091	$7,339
Accounts receivable, net	346	1,019
Inventories	3,520	3,939
Prepaid expenses and other current assets	947	212

Total current assets	9,904	12,509

Property and equipment, net	1,232	1,674
Other assets	126	123

Total assets	$11,262	$14,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$990	$2,908
Current portion of capital lease obligations	336	664
Current portion of deferred rent	285	266
Accrued expenses	656	764
Deferred distributor revenue	1,183	1,075
Warrant Liability	715

Total current liabilities	4,165	5,677

Long term liabilities:	386	571

Total liabilities	4,551	6,248

Stockholders’ equity:
Common stock	55	49
Additional paid-in capital	202,555	199,333
Deferred stock-based compensation	(14)	(95)
Accumulated deficit	(195,885)	(191,229)

Total stockholders’ equity	6,711	8,058

Total liabilities and stockholders’ equity	$11,262	$14,306

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31		Six Months Ended March 31
	2005	2004	2005	2004
Revenue	$2,728	$3,273	$4,401	$7,399
Cost of revenue	990	2,373	2,217	5,142

Gross profit	1,738	900	2,184	2,257

Operating expenses:
Research and development	1,962	1,718	3,863	3,387
Selling, general and administrative	1,790	1,269	3,218	2,351

Total operating expenses	3,752	2,987	7,081	5,738

Loss from operations	(2,014)	(2,087)	(4,897)	(3,481)
Gain on revaluation of warrant liability	252		252
Net interest and other income(expense)	(16)	8	(11)	16

Net loss	$(1,778)	$(2,079)	$(4,656)	$(3,465)

Basic and diluted net loss per share	$(0.03)	$(0.05)	$(0.09)	$(0.07)

Weighted average number of common shares used to compute basic and diluted net loss per share	51,950	45,266	51,923	46,845

Contact:

Tripath Technology

Jeffrey L. Garon, 408-750-6801

jgaron@tripath.com